Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations Contact 651-236-5158

NEWS	For Immediate Release	March 30, 2010

H.B. Fuller Reports Strong First Quarter 2010 Results

Net Revenue Up Over 11 Percent, Diluted EPS Nearly Tripled Year-Over-Year

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the first quarter that ended February 27, 2010.

First Quarter 2010 Highlights Included:

•	Volume up 8.3 percent year-over-year, organic sales up 6.1 percent;

•	Gross margin 470 basis points higher than comparable quarter last year, and maintained at strong fourth quarter levels;

•	EBITDA[1] up more than 55 percent year-over-year, driving EBITDA margin[1] up 340 basis points to 11.9 percent;

•	Diluted EPS nearly tripled versus last year’s first quarter to $0.38;

•	Executed agreement to acquire Revertex Finewaters in Malaysia to expand geographic presence in the fast-growing region of Southeast Asia.

First Quarter 2010 Results:

Net income for the first quarter of 2010 was $19.0 million, or $0.38 per diluted share, versus $6.1 million, or $0.13 per diluted share, in last year’s first quarter. Net Income for the first quarter of 2009 included an after-tax non-cash “true-up” for the estimated goodwill impairment charge taken at the end of fiscal year 2008 of $0.5 million, or $0.01 per diluted share. After adjusting for the non-cash “true-up”, first quarter 2009 net income was $6.6 million, or $0.142 per diluted share.

Net revenue for the first quarter of 2010 was $309.4 million, up 11.1 percent versus the first quarter of 2009. Higher volume, favorable foreign currency translation, and acquisitions positively impacted net revenue growth by 8.3, 4.4 and 0.6 percentage points, respectively. Lower average selling prices reduced net revenue growth by 2.2 percentage points. Consequently, organic sales grew by 6.1 percent year-over-year. Gross margin was up 470 basis points versus the first quarter of 2009, primarily due to lower raw material costs and the benefits of reformulation efforts. SG&A spending increased year-over-year to $71.4 million as investments for growth continued throughout the organization. Overall, EBITDA margin1 improved 340 basis points over the prior year.

On a sequential basis, net revenue declined approximately 9 percent compared to the fourth quarter of 2009, reflecting a normal seasonal pattern. Gross margin was maintained at the historically high fourth quarter levels as reformulation efforts and price adjustments offset slightly higher raw material costs. SG&A expense remained flat versus the fourth quarter; however, as a percentage of net revenue, SG&A expense increased more than 200 basis points due to the seasonal sequential decline in net revenue. Overall, EBITDA margin1 declined approximately 200 basis points versus the fourth quarter.

“We are very pleased with our strong first quarter results. The investments we have made to enhance our focus on the customer are not only producing results, but also building momentum within the organization” said Michele Volpi, H.B. Fuller president and chief executive officer. “In the first quarter, our organic growth trend reversal continued and culminated in a return to positive organic growth which, coupled with strong margin management, delivered the highest first quarter earnings per share result in recent history. Certainly, the bold moves that H.B. Fuller has taken over the past few quarters, regarding geographic expansion, raw material cost management, talent acquisition and development, as well as customer satisfaction, have positioned our company for strong results as we move through 2010 and beyond.”

Regional Perspective:

The Company reported that each of the regional operating segments improved its sales trend and every region, except Latin America, achieved positive organic growth in the first quarter. Successful new business development efforts, combined with generally more favorable economic conditions, led to the improved results. Profitability for all the regions also improved significantly year-over-year. Lower raw material costs, benefits from reformulation activities, and higher volumes principally drove the improvement.

In North America, organic sales expanded 5.7 percent year-over-year with Adhesives up nearly 7 percent and Specialty Construction up 1.5 percent. The return to positive organic growth for Specialty Construction was especially impressive given the severe declines in end-market demand that the business has faced for the last several years. EBITDA1 for the region grew more than 40 percent year-over-year, with EBITDA margin1 expanding 450 basis points.

In EIMEA (Europe, India, Middle East, Africa), net revenue was up nearly 20 percent year-over-year, driven by both strong organic growth and favorable foreign currency translation. On an organic basis, sales expanded approximately 8 percent, driven by double-digit volume gains. EIMEA grew EBITDA1 more than 45 percent year-over-year and improved its EBITDA margin 1 by 140 basis points.

In Latin America, the two business units faced significantly different end-market conditions. While organic sales for the region were flat year-over-year, Adhesives was up nearly 5 percent and Paints was down about 5 percent. Adhesives was successful in adding new business; however, Paints was adversely impacted by declines in construction related activities in Central America. Profitability for the region overall improved significantly year-over-year. EBITDA1 for the region grew nearly 85 percent year-over-year and EBITDA margin1 expanded 330 basis points.

The Asia Pacific region posted the strongest revenue growth of the four regions in the first quarter. Net revenue grew more than 30 percent versus last year and organic sales grew 15 percent. Organic growth was driven by new business wins and a rebound in economic activity in the region. Profitability of the region increased sharply, continuing the profit improvement that began in the second half of last year. EBITDA1 for the region grew nearly six-fold year-over-year and EBITDA margin 1 increased 640 basis points. Earlier this month, the company also announced that it agreed to acquire Revertex Finewaters, a leading supplier of adhesives in Malaysia, with a well developed export network throughout Southeast Asia. The acquisition is expected to generate significant growth opportunities.

Balance Sheet and Cash Flow:

At the end of the first quarter of 2010 the Company had cash totaling $149 million and total debt of $279 million. This compares to fourth quarter levels of $100 million and $214 million, respectively. As a result, net debt increased $16 million sequentially. The increase in net debt was primarily attributable to normal seasonal factors. Cash flow from operations was $1.1 million in the first quarter and was essentially flat with the first quarter of 2009.

Fiscal 2010 Outlook:

“We are off to a great start in 2010 and we remain optimistic for the rest of the year,” said Volpi. “Our sales pipeline is expanding as the result of new wins in the market and more stable global economic conditions are leading to improved volumes with customers. We are now generating substantial positive organic growth and we are committed for this trend to continue throughout 2010 and beyond. Our current expectation is that net revenue will increase between 9 percent and 11 percent in 2010 compared to the prior year.

“Although raw material costs were down about 5 percent year-over-year in the first quarter, costs are set to increase approximately 8 percent year-over-year in the second quarter and 6 percent for the full-year. Consequently, gross margin in the second quarter will likely decline from the historically high level achieved in the first quarter and then rebound somewhat in the third and fourth quarters.

“Regarding SG&A expense, our investments to further support and drive consistent profitable growth will continue. Resources to all the customer-centric functions of the business will be enhanced.

“We are encouraged and engaged to deliver strong performance in 2010. We are off to a great start, and we expect a great finish for the year and, more importantly, to position ourselves for growth in future years.”

Expectations for fiscal year 2010 include:

•	Net revenue up 9 percent to 11 percent from last year (new guidance);

•	Raw material costs up about 6 percent from last year (revised guidance);

•	Capital expenditures of approximately $25 million (no change from previous guidance);

•	Effective tax rate, excluding discrete items, of approximately 34 percent (no change from previous guidance).

Conference Call:

The Company will host an investor conference call to discuss first quarter 2010 results on Wednesday, March 31, 2010 at 9:30 a.m. central time (10:30 a.m. eastern time). The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on our website.

Regulation G:

The information presented in this earnings release regarding adjusted earnings per share, operating income, operating margin, and earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. The Company has included this non-GAAP information to assist in understanding the operating performance of the Company and our operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2009 net revenue of $1.235 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing, as amended, for the fiscal year ended November 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended February 27, 2010	13 Weeks Ended February 28, 2009

Net revenue	$309,442	$278,563
Cost of sales	(211,763)	(203,564)

Gross profit	97,679	74,999

Selling, general and administrative expenses	(71,448)	(62,606)
Goodwill and other impairment charges	—	(790)
Other income (expense), net	(63)	(1,052)
Interest expense	(1,948)	(2,398)

Income before income taxes and income from equity investments	24,220	8,153

Income taxes	(7,059)	(3,008)

Income from equity investments	1,815	961

Net income including non-controlling interests	$18,976	$6,106

Net (income) loss attributable to non-controlling interests	(24)	10

Net income attributable to H.B. Fuller	$18,952	$6,116

Basic income per common share attributable to H.B. Fuller	$0.39	$0.13

Diluted income per common share attributable to H.B. Fuller	$0.38	$0.13

Weighted-average common shares outstanding:
Basic	48,491	48,288
Diluted	49,494	48,924

Dividends declared per common share	$0.0680	$0.06600

Selected Balance Sheet Information (subject to change prior to filing of the Company's Quarterly Report on Form 10-Q)

	February 27, 2010	November 28, 2009	February 28, 2009
Cash & cash equivalents	$148,974	$100,154	$70,293
Inventories	132,781	116,907	139,504
Trade accounts receivable, net	185,511	203,898	180,273
Trade payables	104,634	109,165	95,306
Total assets	1,132,552	1,100,445	1,036,235
Total debt	279,160	214,028	241,837

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement

	13 Weeks Ended February 27, 2010	13 Weeks Ended February 28, 2009

Net revenue	100.0%	100.0%
Cost of sales	(68.4)%	(73.1)%

Gross profit	31.6%	26.9%

Selling, general and administrative expenses	(23.1)%	(22.5)%
Goodwill and other impairment charges	0.0%	(0.3)%
Other income (expense), net	(0.0)%	(0.3)%
Interest expense	(0.7)%	(0.9)%

Income before income taxes and income from equity investments	7.8%	2.9%

Income taxes	(2.3)%	(1.1)%

Income from equity investments	0.6%	0.4%

Net income including non-controlling interests	6.1%	2.2%

Net (income) loss attributable to non-controlling interests	(0.0)%	0.0%

Net income attributable to H.B. Fuller	6.1%	2.2%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended February 27, 2010	13 Weeks Ended February 28, 2009
Net Revenue:
North America	$127,067	$119,173
EIMEA	94,018	78,909
Latin America	55,294	55,343
Asia Pacific	33,063	25,138

Total H.B. Fuller	$309,442	$278,563

Operating Income[4]:
North America	$17,203	$9,772
EIMEA	4,110	1,884
Latin America	2,852	864
Asia Pacific	2,066	(127)

Total H.B. Fuller	$26,231	$12,393

Depreciation Expense:
North America	$3,423	$4,089
EIMEA	2,423	2,454
Latin America	1,021	1,192
Asia Pacific	573	525

Total H.B. Fuller	$7,440	$8,260

Amortization Expense:
North America	$2,227	$2,239
EIMEA	615	550
Latin America	107	100
Asia Pacific	62	55

Total H.B. Fuller	$3,011	$2,944

EBITDA[1]:
North America	$22,853	$16,100
EIMEA	7,148	4,888
Latin America	3,980	2,156
Asia Pacific	2,701	453

Total H.B. Fuller	$36,682	$23,597

Operating Margin[3]:
North America	13.5%	8.2%
EIMEA	4.4%	2.4%
Latin America	5.2%	1.6%
Asia Pacific	6.2%	(0.5%)

Total H.B. Fuller	8.5%	4.4%

EBITDA Margin[1]:
North America	18.0%	13.5%
EIMEA	7.6%	6.2%
Latin America	7.2%	3.9%
Asia Pacific	8.2%	1.8%

Total H.B. Fuller	11.9%	8.5%

Net Revenue Growth:
North America	6.6%
EIMEA	19.1%
Latin America	(0.1%)
Asia Pacific	31.5%

Total H.B. Fuller	11.1%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(unaudited)

13 Weeks Ended February 27, 2010

	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	(1.6)%	(4.6)%	0.7%	(3.3)%	(2.2)%
Volume	7.3%	12.7%	(0.8)%	18.3%	8.3%

Organic Growth	5.7%	8.1%	(0.1)%	15.0%	6.1%
F/X	0.9%	8.8%	0.0%	16.5%	4.4%
Acquisition	0.0%	2.2%	0.0%	0.0%	0.6%

	6.6%	19.1%	(0.1)%	31.5%	11.1%

13 Weeks Ended February 28, 2009

	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	6.8%	2.9%	7.8%	5.8%	5.7%
Volume	(16.7)%	(16.6)%	(10.7)%	(6.5)%	(14.7)%

Organic Growth	(9.9)%	(13.7)%	(2.9)%	(0.7)%	(9.0)%
F/X	(1.4)%	(10.7)%	0.0%	(12.4)%	(5.1)%
Acquisition	0.0%	1.4%	0.0%	0.0%	0.4%

	(11.3)%	(23.0)%	(2.9)%	(13.1)%	(13.7)%

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended February 28, 2009	Impairment Adjustments	Adjusted 13 Weeks Ended February 28, 2009

Net revenue	$278,563	$—	$278,563
Cost of sales	(203,564)	—	(203,564)

Gross profit	74,999	—	74,999

Selling, general and administrative expenses	(62,606)	—	(62,606)
Goodwill and other impairment charges	(790)	(790)	—
Other income (expense), net	(1,052)	—	(1,052)
Interest expense	(2,398)	—	(2,398)

Income before income taxes and income from equity investments	8,153	(790)	8,943

Income taxes	(3,008)	294	(3,302)

Income from equity investments	961	—	961

Net income including non-controlling interests	$6,106	$(496)	$6,602

Net (income) loss attributable to non-controlling interests	10	—	10

Net income attributable to H.B. Fuller	$6,116	$(496)	$6,612

Basic income per common share attributable to H.B. Fuller	$0.13	$(0.01)	$0.14

Diluted income per common share attributable to H.B. Fuller	$0.13	$(0.01)	$0.14

Weighted-average H.B. Fuller common shares outstanding:
Basic	48,288	48,288	48,288
Diluted	48,924	48,924	48,924

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, (unaudited)

	13 Weeks Ended February 27, 2010	13 Weeks Ended November 28, 2009	13 Weeks Ended February 28, 2009
Net revenue	309,442	341,573	278,563
Cost of sales	211,763	235,093	203,564

Gross profit	97,679	106,480	74,999

Selling, general and administrative expenses	71,448	71,695	62,606

Operating Income[4]	26,231	34,785	12,393
Depreciation expense	7,440	10,261	8,260
Amortization expense	3,011	3,056	2,944

EBITDA[1]	36,682	48,102	23,597

EBITDA margin[1]	11.9%	14.1%	8.5%

[1]

EBITDA is a non-GAAP financial measure defined on a consolidated basis as gross profit, less SG&A expense, plus depreciation expense, plus amortization expense. On a segment basis it is defined as operating income, plus depreciation expense, plus amortization expense. EBITDA margin is defined as EBITDA divided by net revenue.

[2]

Adjusted diluted earnings per share (EPS) is a non-GAAP financial measure. First quarter 2009 excludes an after-tax “true-up” for the estimated goodwill impairment charge taken at the end of 2008 of $0.5 million ($0.01 per diluted share). A full reconciliation is provided in the tables above.

[3]	Operating Margin is a non-GAAP financial measure defined as gross profit, less SG&A expense, divided by net revenue.
[4]	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments.